Exhibit 99.1

For Immediate Release

Contact: Mark Chapman
mchapman@tambank.com
Tamalpais Bank
415-526-6485

Tamalpais Bancorp Director Enters Into Loan Agreement with Company

Veteran Financial Services Executive Demonstrates Support of Tamalpais Bank

San Rafael, CA—October 2, 2009— Tamalpais Bancorp (Nasdaq: TAMB) announced today that Larry Rosenberger, a member of the Tamalpais Bancorp board of directors, has entered into a loan agreement to make an unsecured loan of $500,000 to Tamalpais Bancorp.

“I strongly believe in the capability and experience of the management team to lead the Company during these challenging times,” said Larry Rosenberger.

Under the terms of the loan agreement, Rosenberger will make an unsecured loan of $500,000 to Tamalpias Bancorp and will receive a warrant for 12,500 shares of common stock with an exercise price of $6.

“The support of the Board and Larry’s investment are particularly meaningful at this time,” said Mark Garwood, Chairman and CEO of Tamalpais Bank. “We appreciate the support Larry has demonstrated as we work to strengthen our franchise and to continue to serve and be a resource for our community.”

Rosenberger, a 34-year resident of San Rafael, is a director of Tamalpais Bancorp and its subsidiary, Tamalpais Bank; he also is a member of Tamalpais Bancorp’s compensation and governance committees. A former CEO with Fair Isaac, he also serves as that company’s first Research Fellow, working on research projects in the field of analytic science.

He has previously served on the boards of the Marin Education Fund and the Marin Community Foundation, and he currently chairs the board of the Marin-based Buck Institute for Education, which focuses on project based learning. Additionally, he is a member of the boards of Global Analytics, Inc. and ECCOgen, as well as the non-profit, Swords to Ploughshares.

About Tamalpais Bancorp

Tamalpais Bancorp, through its wholly owned subsidiaries Tamalpais Bank and Tamalpais Wealth Advisors, offers consumer and business banking through its seven Marin County full service branches, and wealth advisory services to high net worth families and institutional clients. The Company had $703 million in assets, $484 million in deposits and $371 million in assets under management (AUM) as of June 30, 2009. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol TAMB.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Tamalpais Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Tamalpais Wealth Advisors. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) higher than expected credit losses; (2) our ability to enhance the capital ratios of the Bank and the Company; (3) our ability to diversify our loan portfolio; (4) our ability to reduce reliance on wholesale funding and generate low cost deposits from our market area; (5) competitive pressure among financial services companies increases significantly; (6) changes in the interest rate environment reduce interest margins; (7) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (8) legislation or regulatory requirements, regulatory actions against us, or changes adversely affect the businesses in which the consolidated organization is or will be engaged; (9) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (10) decline in real estate values in the Company’s operating market areas; (11) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of the wealth advisors business; (12) changes in liquidity levels in capital markets; (13) changes in the quality or composition of Tamalpais Bank’s loan and investment portfolios; (14) changes in accounting principles, policies or guidelines; (15) asset/liability management risks and liquidity risks; and, (16) other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.